EXHIBIT 35.1
VW Credit, Inc. Servicer Compliance Statement Under Item 1123 of Regulation AB

VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2007-1
The undersigned, a duly authorized officer of VW Credit, Inc. (“VCI”), as Servicer under the Sale and Servicing Agreement dated as of February 13, 2007 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Sale and Servicing Agreement”), by and among Volkswagen Auto Loan Enhanced Trust 2007-1, as Issuer, Volkswagen Auto Lease/Loan Underwritten Funding, LLC as Seller, VW Credit, Inc., as Servicer, and Citibank, N.A., as Indenture Trustee, does hereby certify that:
1.	A review of the activities of the Servicer during the period from January 1, 2008 through December 31, 2008, and of its performance under the Sale and Servicing Agreement was conducted under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has, fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout such period, except that with respect to the Applicable Servicing Criterion in Paragraphs (d)(2)(i) and (d)(3)(i) of Item 1122:
a.	On February 27, 2008 a process control deficiency was identified (and corrected February 27, 2008) for the period from January 1, 2008 through February 27, 2008 in the calculation of the daily amount required to transfer to the collection account, however, sufficient funds were transferred and there was no impact to the Noteholders.

b.	On April 26, 2008 a process control deficiency was identified when a payment failed to transfer to the collection account within the two day requirement, however, sufficient funds were transferred and there was no impact to the Noteholders. A monthly reconciliation process is in place to identify these types of deposits and the above mentioned deficiency was detected during our monthly reconciliation process.
3.	IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this thirtieth day of March, 2009.

/s/Andrew Stuart
Andrew Stuart
Executive Vice President & CFO